Equity Transfer Agreement

The Equity Transfer Agreement (the “Agreement”) is entered into on Dec.30, 2018 between the following parties hereto:

(1) Sheng Ying Xin (Beijing) Management Consulting Co., Ltd.: a limited liability company incorporated and surviving validly in accordance with laws of The People’s Republic of China (“China”);

Add: Suite 13-14, Room 1-1-1501 No.1 East Third Ring Middle Road, Chaoyang District, Beijing

Legal Representative: Lin Jianxin

(Hereinafter referred to as the “Seller”)

(2) Lin Jianxin: male, resident of the People’s Republic of China, ID Card No.: 350581198308041514, with full capacity for civil conduct,

(Hereinafter referred to as the “Buyer”)

(The Buyer or the Seller is known as “either party” separately and are known as “both parties” collectively).

Whereas:

1. Beijing Anytrust Science & Technology Co., Ltd., business registration No.: 110108017352664 (hereinafter referred to as the “Target Company”) is a limited liability company incorporated and exists validly in accordance with Laws of China with a registered capital of RMB 7.5 Million Yuan; as of the signing date of this agreement, the Seller holds 100% equity  interest of the Target Company, equaling to paid-in capital of RMB 7.5 Million Yuan;

2. The Buyer intends to purchase and acquire the equity  interest of the Target Company from the Seller, and the Seller intends to sell and transfer the equity  interest of the Target Company to the Buyer pursuant to terms and conditions agreed hereof.

In this connection, in accordance with the Contract Law of the People’s Republic of China, Company Law of the People’s Republic of China and other laws, regulations and provisions concerned, both parties enter into this contract upon consensus through consultation based on principles of equality, willingness, justice and integrity.

Article 1 Equity transfer

1.1 Both parties agree that the Seller sells and transfers the 100% equity of the Target Company (“target equity”) to the Buyer and the Buyer purchases and acquires the 100% equity of the Target Company from the Seller (“equity transfer”) pursuant to terms and conditions agreed hereof, equaling to RMB 7.5 Million Yuan paid-in registered capital of the Target Company.

Article 2 Pricing and payment

2.1 The price for the equity transfer (“transfer price”) is based on the approved book value of the Target Company as of Dec.30, 2018;

2.2 Based on the confirmation for book value of the Target Company as of Dec.30, 2018, the amount of net assets is negative (see the Balance Sheet). Upon agreement of both parties through consultation, the transfer price should be RMB 0.00 Yuan, in words: RMB Zero Yuan Only; besides, the Buyer agrees to take over assets and liabilities of the Seller (see the list for more details).

2.3 Since the Target Company is insolvent, and both the Buyer and the Seller agree the equity transfer price should be RMB 0 Yuan, no capital payment is involved in this equity transfer. The payment will be deemed as being finished from the signing date of this agreement.

2.4 Party A agrees that Party A and its affiliated companies shall waive their creditors’ rights to Party B as of Dec.30, 2018. Specific information is as the below:

Sheng Ying Xin (Beijing) Management Consulting Co., Ltd. RMB 20,532,400 Yuan

Article 3 Settlement Arrangement

3.1 The Seller shall jointly handle business change registration procedures of title transfer for the 100% equity of the Target with the Buyer after the Equity Transfer Agreement is signed;

3.2 The shareholder’s meeting shall be convened on Dec.30, 2018 for restructuring and minutes shall be issued;

3.3 Bank accounts, e-banking (USB Key) or password manager and all other documents and articles regarding bank account, as well as licenses, financial statements, accounting book and vouchers, and other documents and articles required by business operation shall be safeguarded by designated personnel of the Buyer from the signing date of the Equity Transfer Agreement on Dec.30, 2018, and the Seller shall offer necessary cooperation. After handover of documents, materials and articles, both parties shall sign corresponding handover list.

Article 4 Arrangement of transition period

4.1 The profits and losses of the Target Company arising from target equity transfer from the signing date of equity transfer agreement to the target equity settlement date (“period profits and losses”) shall be undertaken or shared by the Buyer. Both parties will not further adjust transfer price due to profits and losses of the Target Company during aforesaid period.

Article 5 Statement, guarantee and commitment

5.1 One party shall make the following statements and guarantees to the other party:

(1) The party shall be a legal entity incorporated and existing validly in accordance with Laws of China, or resident with complete capacity for civil conduct, and capable to undertake civil liabilities independently.

(2) The party owns legal rights, license and authority to sign and perform this agreement, and this agreement becomes effective and binding upon the party after taking effect.

5.2 The Seller shall make the following statements and guarantees to the Buyer:

(1) The Target Company is a limited liability company incorporated and surviving validly in accordance with relevant laws and regulations, and owning adequate power, authorization and legal rights.

(2) As of the signing date of this agreement, the registered capital of the Target Company is RMB 7.5 Million Yuan and fully paid in. There is no behavior such as false contribution and untrue contribution that the shareholder shall undertake obligations and responsibilities.

(3) The Seller owns legal, valid and complete right of disposal for equity of the target equity, and is not involved in sealing, detention, freezing or holding, or any transfer restriction.

5.3 The Buyer shall make the following statements and guarantees to the Seller:

(1) The Buyer shall pay transfer price of the target equity to the Seller pursuant to terms and conditions hereof;

(2) The transfer price paid by the Buyer to the Seller shall be legally owned or self-raising fund;

5.4 Both parties promise that any statement and guarantee made hereof shall be authentic, accurate and complete from the signing date to the settlement date.

Article 6 Non-disclosure

6.1 Either party shall keep the confidential information secret. Unless clearly required by relevant laws, regulations, judiciary organs or supervisory organs or both parties agreed otherwise, neither party shall disclose the confidential information of the other party to any other entity or individuals in any way without early written agreement.

6.2 For the purpose of aforesaid transaction, either party has the right to:

(1) Disclose confidential information to its directors or employees, or directors, partners or employees of its related parties or consultants;

(2) Disclose confidential information to consultant who needs to know the information so as to issue professional opinions on the matters in this agreement based on its reasonable judgment.

6.3 Either party shall make sure its related parties, consultant and other people who acquired confidential information as agreed hereof would not disclose those information.

6.4 The “confidential information” refers to:

(1) Other information with regard to business secrets or belonging to secrets, including any commercial information recorded or stored in any form (including but not limited to computer disk or CD or record or tape);

(2) Information in regard with business, property, finance or other matters of the Target Company or any other party;

(3) Information with regard to this agreement, other transaction clauses and target equity involved in this transaction;

(4) Information regarding to existence and purpose of this agreement;

(5) Information regarding negotiation for conclusion of this agreement and other trading documents, including information with regard to negotiation or communication between both parties after this agreement is signed;

However, the following information shall not be deemed as confidential information agreed in hereto: (i) The information is or has become the information generally acquired by the public (unless disclosed by either party by violating this agreement); (ii) either party or its representative has acquired the information on non-confidential basis before the information is disclosed by the disclosing party; or (iii) either party or its representative acquired such information on non-confidential basis and the party is not restricted by the non-disclosure agreement of the disclosing party as far as it knows, or the person is not forbidden to transfer such information to that party or its representative.

Article 7 Liabilities for breach

7.1 Unless otherwise agreed in this agreement, either party which violated any clause agreed in this agreement shall compensate full losses and expenses (including but not limited to direct losses, legal fee, arbitration expense, litigation fee, evaluation fee, expert consulting fee, investigation fee and announcement fee) caused to the observing party due to the breach.

Article 8 Contract execution, change and termination

8.1 This agreement takes effect upon signature (or seals) of both parties or their authorized representatives.

8.2 This agreement may be terminated upon agreement of both parties.

8.3 This agreement may be changed in writing upon consensus of both parties after consultation. Where the equity transfer plan (including but not limited to transfer price) shall be adjusted due to causes of the Seller’s Board of Directors and Board of Shareholders, both parties shall consult separately and sign supplementary agreement for adjustment.

Article 9 Force majeure

9.1 For the purpose of this agreement, force majeure events refer to the following circumstances: unpredictable, inevitable and insurmountable objective circumstances, including but not limited to events caused by earthquake, volcanic eruption, thunder, natural fire, flood, tsunami, typhoon, explosion, terrorist attack, war, strike, riot and epidemic disease.

9.2 Where certain force majeure event incurred leading to failure of the agreement purpose, both parties may terminate this agreement through friendly consultation. Unless otherwise agreed in this agreement, neither party needs to undertake any liability.

Article 10 Notification

10.1 This agreement and all notices with regard to this agreement shall be made in Chinese, and sent to the following address by express or registered mail:

10.2 (1) To the Seller: Sheng Ying Xin (Beijing) Management Consulting Co., Ltd.

Add: Suite 13-14, Room 1-1-1501 No.1 East Third Ring Middle Road, Chaoyang District, Beijing

TEL:

Recipient:

(2) To the Buyer: Lin Jianxin

Add:

TEL:

Recipient:

10.3 The notice shall be delivered at the following time:

(1) The notice sent by express shall be deemed as being delivered when it is signed by the recipient; if it is rejected, the notice shall be delivered on the second day after the express is released; and

(2) The notice sent by paid registered mail shall be deemed as being delivered on the seventh (7th) day after mailing.

Article 11 Dispute resolution

11.1 This agreement and behaviors in this transaction are governed by laws of China (excluding Hong Kong, Macao and Taiwan for the purpose of this agreement).

11.2 Any disputes arising from or regarding this agreement between both parties shall be solved firstly through consultation; if consultation fails, either party has the right to file a lawsuit to the governing people’s court where the plaintiff locates.

Article 12 Supplementary provisions

12.1 The taxes and fees incurred by both parties by performing this agreement shall be undertaken by each party according to laws and regulations.

12.2 Both parties agree to, before and after settlement date, adopt all necessary actions, including signing, delivering and implementing all necessary documents, actions or other matters regulated by laws or conforming to reasonable requirements of other parties so as to finish the transaction under this agreement.

12.3 In accordance with relevant requirements of Administration for Industry and Commerce, both the Buyer and the Seller may separately sign equity transfer contract and other documents conforming to format of the administration (“industrial and commercial registration documents”) to handle equity transfer under this agreement. The clauses and contents of aforesaid industrial and commercial registration document shall reflect principles and contents agreed in this agreement. In case of inconsistence between any regulation of the industrial and commercial registration document and this agreement, the latter will prevail.

12.4. The original of this agreement is made in quadruplicate (4 copies), and each party holds two (2) copies with equal legal validity.

(The following of the page is left blank intentionally for signature of the Equity Transfer Agreement)

Seller: Sheng Ying Xin (Beijing) Management Consulting Co., Ltd.

(Seal):

Date: Nov.30, 2018

Buyer: Lin Jianxin

(Signature):

Date: Dec.30, 2018